Exhibit 10.5

NINTH AMENDMENT TO THE

RETIREMENT PLAN FOR SALARIED EMPLOYEES
OF BLUE RIDGE PAPER PRODUCTS INC.

The Retirement Plan for Salaried Employees of Blue Ridge Paper Products Inc. is amended, by adding a new Section 4.2(d) thereto, effective May 7, 2007, as follows:

(d)         Benefit Increase for Transferred Employees.  In the case of any current or former Participant, to the extent that:

(1)                                 the amount of such person’s Accrued Benefit is (or, in the case of a former Participant, was) otherwise determined by offsetting such person’s benefit under the Plan by the amount of such person’s accrued benefit under the Champion Plan,

(2)                                 the amount of such person’s accrued benefit under the Champion Plan as of any date subsequent to May 13, 1999 is smaller than the amount of such person’s accrued benefit under the Champion Plan as of May 13, 1999, and

(3)                                 such reduction in such accrued benefit under the Champion Plan is due to a charge imposed under the Champion Plan on account of preretirement survivor annuity coverage provided with respect to such person under the Champion Plan for all or any portion of the period of time that such person is (or was) an Employee of the Employer (for purposes of this subsection (d), the “Champion Plan Preretirement Survivor Coverage Charge”),

the amount of such person’s Accrued Benefit shall be increased by an amount equal to the excess of:

(1)                                 the amount that would have been such person’s Accrued Benefit had such person’s accrued benefit under the Champion Plan been reduced by such Champion Plan Preretirement Survivor Coverage Charge, over

(2)                                 the amount of such person’s Accrued Benefit, determined without regard to the provisions of this subsection (d).

The provisions of this subsection (d) shall apply notwithstanding any other provisions of the Plan to the contrary.

For the avoidance of doubt, the provisions of this subsection (d) shall:

(1)                                 in no event result in the payment of duplicate benefits under the Plan,

(2)                                 apply with respect to any person otherwise described in the foregoing provisions of this subsection (d), notwithstanding the fact that such person (i) has commenced to receive such person’s benefits under the Plan, (ii) is, but for the provisions of this subsection (d), not otherwise entitled to any future benefits under the Plan or (iii) has died, and

(3)                                 in no event be construed as the acceptance by the Employer, the Committee or any current or former Participant (or such person’s Beneficiary) of the correctness under the terms of the Champion Plan (or under the Code or ERISA) of the Champion Plan Preretirement Survivor Coverage Charge otherwise imposed with respect to any current or former Participant, and shall in no event bar any claim, or other action, brought against the Champion Plan (or the plan administrator of the Champion Plan) or the sponsor of the Champion Plan by the Plan or by any current or former Participant (or Beneficiary) challenging the amount of such charge under the Champion Plan.

In the event of any reduction in the amount of the Champion Plan Preretirement Survivor Coverage Charge with respect to any given current or former Participant (whether on account of any claim or other action, or otherwise), the Committee shall, as determined by the Committee, cause a reduction to be made in the amount of any future benefits otherwise payable under the Plan to, or with respect to, such person and/or seek to recover, as an overpayment, a portion of the benefit previously paid under the Plan to, or with respect to, such person.

The provisions of this subsection (d) shall in all events be administered in accordance with such rules of uniform application as may be established by the Committee.